Investor Presentation Common Stock Offering August 2026 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated August 19, 2026 Relating to Preliminary Prospectus Supplement dated August 19, 2026 and Prospectus dated August 14, 2026 Registration No. 333-298129

Executive Summary Notice to Recipients Industry and Market Data This presentation includes statistical and other industry and market data that we obtained from governmental reports and other third-party sources. Our internal data, estimates and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions. Although we believe that this information (including industry publications and third-party research, surveys and studies) is accurate and reliable, we have not independently verified such information, and no representations or warranties are made by us or our affiliates as to the accuracy of any such statements or projections. In addition, estimates, forecasts, and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this presentation. These and other factors could cause our results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. Trademarks and Trade Names The Company owns or has rights to various trademarks, service marks and trade names that it uses in connection with the operation of its business. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and trade names under applicable law. Other service marks, trademarks and trade names referred to in this presentation, if any, are the property of their respective owners. Registration Statement; No Advice This presentation is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. The Company has filed a registration statement on Form S-3 (333 298129) and related preliminary prospectus dated August 19, 2026 with the SEC for the offering to which this communication relates. The sale of shares of common stock in the proposed underwritten public offering is being made pursuant to such prospectus supplement and accompanying base prospectus. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, the underwriters or any dealers participating in the offering will arrange to send you the base prospectus and the related preliminary prospectus supplement if you request it by contacting Brean Capital, LLC toll free at (404) 601-7200 or emailing prospectus@breancapital.com, or by contacting Performance Trust Capital Partners, LLC at (312) 521-1638 or by e-mail at syndicate@performancetrust.com. Nothing herein should be construed as legal, financial, tax or other advice. You should consult your own advisers concerning any legal, financial, tax or other considerations concerning the opportunity described herein. The general explanations included in this presentation cannot address, and are not intended to address, your specific investment objectives, financial situations or financial needs.

Executive Summary Notice to Recipients This presentation contains projections, predictions, expectations, and other statements with respect to the Company and its subsidiaries as to beliefs, future events, and/or results that are based on current expectations, estimates, and projections about, among other things, the industry and the markets in which the Company operates. Such statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In most cases, you can identify forward-looking statements by words like “may,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those words and other comparable words. You should be aware that those statements reflect only the predictions of the Company. If known or unknown risks or uncertainties should materialize, or if the underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, or projected. You should bear this in mind in reading this presentation. Factors that might cause such actual results to differ include, but are not limited to:  General business and economic conditions in the markets that the Company and its affiliates serve may be less favorable than anticipated which could decrease the demand for loan, deposit, and other financial services and increase loan delinquencies and defaults; Changes in market rates and prices may adversely impact the value of securities, loans, deposits, and other financial instruments and the interest rate sensitivity of the Company’s balance sheet; The Company’s liquidity requirements could be adversely affected by changes in assets and liabilities; The effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance, and other aspects of the financial services industry, such as, for example, the Dodd-Frank Wall Street Reform and Consumer Protection Act; Competitive factors among financial services organizations, including product and pricing pressures and the Company’s ability to attract, develop, and retain qualified banking professionals; Failures by third-party service providers; Inability to manage strategic initiatives and/or organizational changes; Inability to implement technology system enhancements, including the use of artificial intelligence; Inability to attract and retain skilled personnel; Fluctuation of the Company’s stock price and ability to access capital markets, including expectations regarding the size and price of this offering, as well as the impacts and timing of the foregoing; Use of proceeds from the offering, including expectations regarding the Company’s sale of a portion of its available-for-sale securities portfolio, funding organic loan growth, redemption of existing subordinated debt and/or purchases of new investment securities, the impacts thereof, and timing of any of the foregoing; Changing retail distribution strategies, customer preferences and behavior; Difficulties in identifying, acquiring and integrating suitable strategic partnerships, investments and acquisitions; Potential dilution from future acquisitions; Limitations on ability to receive dividends from QNB Bank or pay dividends to shareholders; Expectations regarding listing of the Company’s common stock on The Nasdaq Stock Market LLC and eligibility for inclusion in the Russell 2000® Index, impacts thereof, and timing of any of the foregoing; Cyber-security risks; Risks related to the merger of The Victory Bancorp, Inc., including the Company’s inability to realize the anticipated benefits of the merger, including, but not limited to, cost savings and earnings accretion, and potential disruption to the Company’s business resulting from post-merger integration The effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board, and other regulatory agencies that apply to the Company and its subsidiaries; and The effect of fiscal and governmental policies of the United States federal government. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. We note these risks and other factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such risks or factors regarding the Company, its business and the sale of its Securities. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks, factors, or uncertainties. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. In this presentation, the Company may sometimes provide non-GAAP financial information.  Please note that although non-GAAP financial measures provide useful insight to analysts, investors and regulators, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.  We provide a discussion on non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures in the Appendix.

Executive Summary Terms of Proposed Offering 1 Application for NASDAQ uplisting has been approved, and the company intends to list shares upon the closing of the offering Issuer QNB Corp. Exchange / Symbol OTCQX (NASDAQ Post-Offering1) / QNBC Offering Type Follow-On (100% Primary) Security Type Common Stock Base Offering Size $45 million Overallotment Option Up to 15% (100% Primary) Use of Proceeds For general corporate purposes, including repositioning of a portion of the fixed income securities portfolio, redemption of a portion of our subordinated notes, and to support our capital ratios and our continued growth Lockup Period 90 days for directors and executive officers Lead Book Running Manager Brean Capital, LLC Joint Book Running Manager Performance Trust Capital Partners, LLC Anticipated Pricing Date Week of August 17, 2026

Executive Summary Today’s Presenters Source: Company documents David W. Freeman President, Chief Executive Officer, and Director Years in Banking: 50 At QNB: 15 Mr. Freeman has been the Chief Executive Officer of QNB Corp. and the Bank from January 2013 to the present and the President of QNB Corp. and the Bank from September 2010 to the present. Mr. Freeman is responsible for the overall administration of the bank, which includes financial performance, operations, regulatory compliance, and risk management. Prior to this, he also served as Chief Operating Officer of QNB Corp. and the Bank from September 2010 to December 2012. Before joining QNB Corp. Mr. Freeman was the Division President of the Drovers Bank Division of Fulton Bank from March 2002 to March 2010. Mr. Freeman serves on several local boards, including Habitat for Humanity of Bucks County, Union Cemetery, Boy Scouts Minsi Trails, Bucks County Opportunity Council, and is the current President of The Chamber of Commerce for Greater Montgomery County. Past volunteer board appointments include United Way of Bucks County, St. Luke’s Upper Bucks, Upper Bucks YMCA, and Bucks County Symphony. Mr. Freeman’s educational background includes a Bachelor of Science degree in business management from Franklin University, a Master of Business Administration from The Ohio State University, and a graduate of ABA Stonier Graduate School of Banking. Jeffrey Lehocky Executive VP, Chief Financial Officer Years in Banking: 31 At QNB: 3 Mr. Lehocky was appointed Executive Vice President and Chief Financial Officer at QNB Bank in November of 2022. In his role, Mr. Lehocky is responsible for planning, overseeing, and managing finance, accounting, treasury, credit, human resources, and investment management. Previously, he served as Managing Director, Head of Business and Risk Management, Global Transaction Bank for Mitsubishi UFJ Financial Group (MUFG). Prior to MUFG, he held various executive-level roles at Deutsche Bank in Finance and Business Operations. Mr. Lehocky serves on several local boards, including the United Way of Bucks County and the Villanova University School of Business. Mr. Lehocky’s educational background includes a Bachelor of Arts in Accounting at Villanova University and a Masters of Business Administration in Finance at Seton Hall University. Scott G. Orzehoski Executive VP, Chief Lending Officer Years in Banking: 40 At QNB: 30 Executive Vice President, Chief Lending Officer of the Bank from July 2011 to present. Mr. Orzehoski is responsible for planning, overseeing, and managing commercial lending and the bank's commercial loan officers. Prior to this, he served as QNB's Senior Vice President, Chief Lending Officer of the Bank from February 2008 to June 2011; Senior Vice President, Commercial Lending Officer of the Bank from January 2002 to July 2011; Vice President, Commercial Lending Officer of the Bank from August 1997 to December 2001; Assistant Vice President, Commercial Lending Officer of the Bank from February 1996 to July 1997.

Company Overview Introducing QNB Corp. 1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations 2 Market Data as of August 13, 2026 Source: S&P Capital IQ Pro and Company documents 3.16% MRQ NIM1 $2.4B Assets Financial Highlights as of June 30, 2026 $1.7B Loans $2.1B Deposits 7.0% TCE / TA1 $183.5MM Shareholders’ Equity Headquarters: Quakertown, PA Branches: 14 Employees: ~240 Market Cap: $216MM2 Dividend Yield: 3.59%2 Strategic Plan: 5 Pillars Strategic growth with Victory Bank acquisition in 2026 Eligible for Russell 2000 Index inclusion upon NASDAQ uplisting

NASDAQ Uplisting and Eligibility for Russell 2000 Inclusion are Expected to Enhance Shareholder Liquidity and Potential for Value Creation Company Overview Investment Highlights Largest Publicly Traded Bank Headquartered in Bucks County, One of the Region’s Most Attractive Markets High-Quality, Granular Deposit Base Reflective of the Bank’s Strong Ties to the Local Community, Which it Has Been Serving for Nearly 150 Years Capital Raise and Balance Sheet Restructuring is Expected to Immediately Enhance the Franchise’s Future Earnings Potential 1 Disciplined Credit Culture with Consistently Strong Asset Quality 2 3 6 Proven Ability to Achieve Strong Organic Results, Compounded by Inorganic Growth 5 4

Company Overview
QNB Bank Growth and Strategy

A Firm Foundation

1877
- QNB was founded in Quakertown, PA
- Originally referred to as Quakertown National Bank

1985
- Thomas J. Bisko becomes the Company's sixth president, marking the beginning of a 25-year tenure in which the bank expanded to new markets including Coopersburg, Pennsburg, Perkasie and Souderton

2008
- Converted to state charter and rebranded as QNB Bank, modernizing the platform while preserving its community identity

2010
- David W. Freeman was appointed President and eventually CEO, overseeing the bank's next chapter of growth

2026
- Acquired Victory Bancorp, Inc., adding 2 Montgomery County Branches
- The Company announced a succession plan for Mr. Freeman, naming Christopher T. Cattie (COO) as the next President of the bank[2]







Consistent Value Generation


8% Annual Growth (2010 – 2025)
$20
$23
$26
$28
$31
$33
$36
$39
$42
$46
$49
$54
$58
$61
$63
$67
$63
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Q2'26
TBVPS ex. AOCI[1]
Cumulative Dividends

1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations
2 On November 1, 2026, Christopher T. Cattie will become President of QNB Bank and a member of the QNB board of directors upon promotion to President
Source: S&P Capital IQ Pro and Company documents

8

Company Overview Strategic Growth via Victory Bancorp, Inc. Transaction Note: In addition to the 2 Montgomery County branches, Victory had 2 LPOs Note: Victory Bancorp, Inc. Profile data is as of March 31, 2026 Source: S&P Capital IQ Pro and Company documents $457MM Assets $409MM Deposits $409MM Loans >20% Internal Rate of Return > 30% Fully Realized Cost Savings Victory Bancorp, Inc. Profile Scale unlocks operating leverage and superior profitability Drives stronger competitive positioning in Southeastern Pennsylvania Enhanced capital generation drives future strategic flexibility Larger pro forma organization should increase trading liquidity and support higher trading multiples Creating Shareholder Value Creates a top-tier community bank in Southeastern Pennsylvania Demographically attractive deepening footprint in Montgomery county Creates a platform for enhanced product offerings & higher lending limits Shared culture and commitment to communities Strategically Compelling Expected to deliver double digit 2027 earnings accretion Reasonable tangible book value dilution, with a manageable earnback Achievable, identified cost savings, driving an efficient pro forma organization Stronger, more liquid pro forma balance sheet Financially Attractive 2 Branches Montgomery Co. Pro Forma Transaction Results

Company Overview Financial Overview 1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations Source: S&P Capital IQ Pro, Company documents and Q2’26 Company earnings release 2nd Quarter Overview & Commentary The second quarter was another instance of a strong earnings performance by QNB, with the Bank delivering strong quarterly Net Interest Income growth and its highest Net Interest Margin since the first quarter of 2020 QNB reported Core ROAA and Core ROATCE of 0.88% and 12.69%, respectively Loan growth was primarily in commercial real estate, which comprised 54.4% of average earning assets in the second quarter of 2026 compared with 45.5% for the same period in 2025, and the increases in both rates and volume in commercial real estate loans contributed to the 29 basis-point increase in the average yield on loans Asset Quality remains strong, with Net Charge-offs of $0 for the quarter and NPAs / Assets holding steady at 0.43% President & CEO, David W. Freeman, stated: “Our second-quarter results reflect the strength of our core banking franchise and the successful completion of the Victory Bancorp acquisition,” “While reported earnings were impacted by merger-related expenses, adjusted results demonstrated meaningful earnings growth driven by higher net interest income, improved net interest margin, and the addition of a quality loan and deposit portfolio. We are pleased with the early results of the integration and remain focused on delivering long-term value for our shareholders, customers, and communities.” Financial Highlights

Company Overview

QNB Market Demographic Detail

- ***QNB's core markets in Bucks, Montgomery, and Lehigh counties represent some of the country's most affluent county-level markets, offering the bank access to higher-income populations and stronger economic fundamentals than most other regions in the state***
- 9 of 14 full-service bank branches are located in counties with a median income that is approximately 40% higher than the national median income of $79 thousand, with projected annual growth of ~9% by 2030
- Counties in market area have an average age of 42 years, meaning a high percentage of residents are in their peak-earning years
- Market share for banks under $10 billion in assets is ~36% of the total market, leaving a meaningful void to be filled by strong community banks that prioritize their customers and their communities
- Strong economic environment in eastern Pennsylvania due to stability in the market area created by the diverse number of businesses
- QNB is the largest publicly traded Community Bank headquartered in Bucks County, and is the #3 ranked community bank by deposit market share

Key Metrics – Bucks, Lehigh & Montgomery Counties

1.9MM Market Area Population	**~9%** Projected Median Income Growth	**$82.4B** Market Area Deposits
$46.6B GDP in Bucks Co.	**$106.6B** GDP in Montgomery Co.	**$30.4B** GDP in Lehigh Co.

Largest Employers

Bucks County

Employer	Employees
GIANT	~3,500
Central Bucks School District	~3,000
Walmart	~2,000
Wawa	~1,100
Woods Services	~1,200

Montgomery County

Employer	Employees
MSD	~10,000
Main Line Health	~3,000
SEI	~3,000
Lockheed Martin	~3,500
Hatfield	~1,300

Lehigh County

Employer	Employees
Lehigh Valley Health Network	~9,500
St Luke's University Health Network	~10,000
amazon	~3,500
Mack	~3,000
Air Products	~2,000

Note: Community Bank defined includes Banks with assets < $50B as of June 30, 2026
Source: S&P Capital IQ Pro, Company documents and PA.Gov

QNB Corp.
11

Company Overview QNB Deposit Market Share Detail 1 Expressed as a percentage of total deposits as of June 30, 2025 (Pro forma for Victory Bancorp transaction) Source: S&P Capital IQ Pro, Company documents and Zillow.com Market Demographics County-Level Deposit Market Share 1

Gross Loans Relative Yields 1 Bank-level regulatory data shown Source: S&P Capital IQ Pro and Company documents as of June 30, 2026 Total Loans: $1.7B Loan Portfolio Composition1 Conservative loan / deposit ratio provides room for the bank to continue to grow in desirable markets Steady loan yields have supported interest income growth Company Overview Loan Portfolio $218k Average Loan Size $432k Average Commercial Loan Size 63.8% Adjustable, 11.5% Floating and 24.6% Fixed Office Exposure: 105 Loans for $66.8MM 332% CRE / RBC Ratio

Company Overview

High-Quality Commercial Loan Portfolio

QNB has demonstrated growth in its Commercial Loan portfolio without compromising underwriting standards

($ in Thousands)

	Loan-to-Value							
COMMERCIAL LOAN BREAKDOWN BY LTV	**0-50%**	**50-60%**	**60-65%**	**65-70%**	**70-75%**	**>75%**	**Reconciling Adjustments[1]**	**Total**
Commercial and Industrial Loans	$48,132	$7,188	$3,433	$4,828	$5,310	$99,957	-	**$168,848**
Construction and land development	$27,288	$22,487	$8,457	$22,508	$27,809	$30,655	$48	**$139,252**
Real estate secured by multi-family properties	$43,139	$40,552	$22,677	$22,584	$30,018	$52,515	-	**$211,485**
Real estate secured by owner-occupied properties	$120,683	$43,305	$27,620	$22,416	$19,588	$24,594	-	**$258,206**
Real estate secured by other commercial properties	$147,910	$95,423	$58,683	$73,781	$47,825	$53,096	-	**$476,718**
Revolving real estate secured by 1-4 family properties-business	$5,403	$1,002	-	$136	$1,025	$3,910	-	**$11,476**
Real estate secured by 1st lien on 1-4 family properties-business	$47,274	$34,687	$34,076	$32,271	$26,406	$15,697	-	**$190,411**
Real estate secured by junior lien on 1-4 family properties-business	$4,358	-	$583	$2,108	-	$231	-	**$7,280**
State and political subdivisions	$11,231	$3,453	-	-	$375	$6,069	-	**$21,128**
Total	**$455,418**	**$248,097**	**$155,529**	**$180,632**	**$158,356**	**$286,724**	**$48**	**$1,484,804**
Percent of Total Commercial Loans	*30.7%*	*16.7%*	*10.5%*	*12.2%*	*10.7%*	*19.3%*	-	***100.0%***

Memo: LTV less than 65% ($000/%)	*$859,044*	*57.9%*
Memo: LTV less than 75% ($000/%)	*$1,198,032*	*80.7%*

- ***Over 47% of Multifamily, Owner-occupied, and Other Commercial Loans have an LTV < 60%***

1 Backdated principal advance

Source: S&P Capital IQ Pro and Company documents as of June 30, 2026

14

Company Overview History of Pristine Asset Quality and Strong Reserve Coverage 1 Call report data Note: Peers include Pennsylvania headquartered banks with assets < $10B Source: S&P Capital IQ Pro and Company documents as of June 30, 2026 Asset Quality Commentary Q2 2026 SNAPSHOT Asset Quality at a Glance NPAs / Assets 0.43% Reserves / NPAs 122.6% Past Due 30-89 / Loans 0.30% ALLL / Loans 0.74% NCOs / Avg. Loans (%) Reserves / NPAs (%) NPAs / Assets (%) QNB has maintained a disciplined credit culture through multiple rate cycles Net charge-offs to average loans near zero, and well below peer averages Non-performing assets stand at 0.43% of assets, with a single credit primarily driving the increase in NPAs over the course of 2025 Reserve coverage remains conservative, with the credits driving increased NPAs adequately reserved against QNB has navigated both the 2020 pandemic and 2023 regional banking stress without material credit deterioration 1

Balance Sheet Growth Earnings Growth Company Overview Consistent Financial Profile 1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations 2 Annualized figure, assuming 2Q’26 run-rate Source: S&P Capital IQ Pro and Company documents 15% 20% 14% 32% 2.5 - Year Growth (%) 20,968 12,060 2 2 1 Reported Net Income ($000s) Core Net Income ($000s)1

Company Overview Balance Sheet Highlights Source: S&P Capital IQ Pro and Company documents Avg. Loans ($MMs) Avg. Investment Securities ($MMs) Avg. Deposits ($MMs) Avg. Borrowings ($MMs) 5.19% 5.69% 5.98% 6.26% 2.18% 2.75% 2.81% 2.44% 2.01% 2.71% 2.40% 2.30% 3.15% 4.16% 6.00% 6.12% Avg. Yield On Loans (%) Avg. Yield On Securities (%) Avg. Cost of Interest-bearing Deposits (%) Avg. Cost of Borrowings (%)

Company Overview Performance Trends 1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations Source: S&P Capital IQ Pro and Company documents Core ROAA (%)1 Core ROATCE (%)1 Net Interest Margin (FTE) (%)1 Core EPS ($)1 Core Efficiency Ratio (%)1 Core Net Operating Expense / Average Assets (%)1

Total Deposits: $2.1B Company Overview Deposit Growth and Funding Mix 1 Bank-level regulatory data shown 2 Core deposits includes total deposits, less time deposits > $100k Source: S&P Capital IQ Pro and Company documents as of June 30, 2026 Core Deposits2 Funding Cost Deposit Composition1 Consistent core deposit growth continues to fuel the company’s organic loan growth Low-cost deposits have fueled franchise growth $27k Average Demand Deposit Account Size No Brokered Deposits $296.5MM in Municipal Deposits 6% Organic 5-Year Core Deposit CAGR

Repositioning Analysis

Contemplated Investment Portfolio Repositioning

Asset Class Breakdown


State & Muni 17.9%
Agencies 14.3%
Corp. & Money Market 5.8%
MBS 34.5%
CMO 27.6%
Book Value: $554MM

Investment portfolio supplemented with a $79MM cash and equivalents balance

NIM & Avg. Yield on Securities


2.85
2.72
2.95
2.69
2.82
2.41
3.16
2.44
Q3'25
Q4'25
Q1'26
Q2'26
Net Interest Margin (%)
Securities Yield (%)

A securities yield that consistently underperforms peers and constrains NIM presents a readily achievable opportunity for earnings improvement

Overview & Commentary

- We are planning to reposition a portion of our Available-for-Sale ("AFS") securities portfolio; preliminary modeling indicates the transaction is anticipated to be accretive to earnings, improve margins and increase returns
- Any sale of securities would only occur after execution of the common equity offering and remain subject to market conditions
- We expect to use proceeds from the transaction to:
  - Fund organic loan growth
  - Improve the liquidity and earnings profile of our securities portfolio
  - Retire a portion of our existing subordinated debt

Preliminary Assumptions

AFS Securities to be Sold	• Book Value of Securities: $236MM • Market Value of Securities: ~$214MM • Average Yield: 1.61% • After Tax Loss: $17MM
Securities to be Purchased	• Book Value of Securities: $125MM • Average Reinvestment Yield: 4.76% • Average Duration: ~3 Years
Loans to be Funded	• Book Value of Loans: $76MM • Average Yield: 6.50% • Average Duration: ~3 Years
Other Balance Sheet Adjustments	• Subordinated Debt Redemption: $13MM • Average Cost: 9.43%

Note: Consolidated data
Note: There can be no assurance that QNBC will complete the repositioning as planned, that the underlying assumptions / projections will be realized or that actual results will not differ materially from these illustrations
Source: S&P Capital IQ Pro and Company documents as of June 30, 2026

20

+ 57bps Core ROAA1 Repositioning Analysis Performance Impact of the Offering and Repositioning 1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations & offering / repositioning adjustments Note: Assumes common equity raise of $45.0 Million at $41.00/share and securities repositioned at a yield of 4.76%; Not inclusive of any merger synergies realized after Q2’26 Note: The pro forma impact is presented for illustrative purposes and is subject to change based on actual results of the balance sheet repositioning and common equity raise Source: S&P Capital IQ Pro and Company documents Core Earnings per Share1 Core ROATCE1 Avg. Yield on Earning Assets Net Interest Margin (FTE) Avg. Yield on Securities + 26bps + 7.7% + 30bps + 119bps + 27bps

Repositioning Analysis

Consolidated Capital Impact of the Offering and Repositioning

TCE / TA[1] & TBVPS[1]



$33.53
$34.43
+ 167bps
7.0%
8.7%
2Q'26
Illustrative for Capital & Repositioning

Leverage Ratio



+ 91bps
8.65%
9.56%
2Q'26
Illustrative for Capital & Repositioning

Tier-1 Ratio[2]



+ 134bps
11.04%
12.38%
2Q'26
Illustrative for Capital & Repositioning

Total Risk Based Capital Ratio[2] & CRE / Total RBC



332.1%
317.0%
+ 66bps
14.30%
14.96%
2Q'26
Illustrative for Capital & Repositioning

1 Non-GAAP financial measure; see Appendix for non-GAAP reconciliations & offering / repositioning adjustments
2 Assumes 20% risk-weighting on new assets on day-1, organic loan growth is assumed to have a 100% risk-weighting
Note: Assumes common equity raise of $45.0 Million at $41.00/share and securities repositioned at a yield of 4.76%; Not inclusive of any merger synergies realized after Q2'26
Note: CRE / Total RBC Ratio does not include organic loan growth funded with securities sale
Note: The pro forma impact is presented for illustrative purposes and is subject to change based on actual results of the balance sheet repositioning and common equity raise
Source: S&P Capital IQ Pro and Company documents

22

Concluding Thoughts

Investment Proposition

1 ***Largest Publicly Traded Bank Headquartered in Bucks County, One of the Region's Most Attractive Markets***

- #3 Ranked Community Bank[1] by Deposit Market Share in Bucks County

2 ***Disciplined Credit Culture with Consistent Asset Quality***

- Conservative, low-LTV underwriting standards that drives industry leading, low-level NCOs

3 ***High-Quality, Granular Deposit Base Reflective of the Bank's Strong Ties to the Local Community, Which it Has Been Serving for Nearly 150 Years***

- 87%+ of deposits are Core[2], $27k average DDA balance, with a current cost of interest-bearing deposits of 2.30%

4 ***Proven Ability to Achieve Strong Organic Results, Compounded by Inorganic Growth***

- ~8%+ total TBV return for the last 15 years, recently completed merger will drive continued tangible book value growth

5 ***Capital Raise and Balance Sheet Restructuring is Expected to Immediately Enhance the Franchise's Future Earnings Potential***

- An investment portfolio restructuring is anticipated to improve performance and better position the company for strong internal capital generation going forward

6 ***NASDAQ Uplisting and Eligibility for Russell 2000 Inclusion are Expected to Enhance Shareholder Liquidity and Potential for Value Creation***

- The Company is eligible for the Russell 2000 index upon NASDAQ uplisting

QNB CORP.

1 Banks with assets < $50B as of June 30, 2026
2 Core deposits includes total deposits, less time deposits > $100k
Source: S&P Capital IQ Pro and Company documents as of June 30, 2026

23

Appendix

Appendix Core Earnings Per Share 1 Assumes common equity raise of $45.0 Million at $41.00/share, proceeds are net of underwriting, legal & audit fees 2 Excludes one-time after-tax loss of ~$18 Million on the sale of securities Note: There can be no assurance that QNBC will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations Source: S&P Capital IQ Pro and Company documents Non-GAAP Reconciliation Illustrated for Capital Offering + Securities Repositioning 1 2

Appendix Return on Average Assets 1 Assumes common equity raise of $45.0 Million at $41.00/share, proceeds are net of underwriting, legal & audit fees 2 Assumes the company will redeem $13.0 Million of subordinated debt Note: There can be no assurance that QNBC will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations Source: S&P Capital IQ Pro and Company documents Non-GAAP Reconciliation Illustrated for Capital Offering + Securities Repositioning 1 2

Appendix Net Interest Income & Net Interest Margin 1 Assumes common equity raise of $45.0 Million at $41.00/share, proceeds are net of underwriting, legal & audit fees Note: There can be no assurance that QNBC will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations Source: S&P Capital IQ Pro and Company documents Non-GAAP Reconciliation Illustrated for Capital Offering + Securities Repositioning 1

Appendix Non-GAAP Reconciliations - Quarterly Note: There can be no assurance that QNBC will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations Source: S&P Capital IQ Pro and Company documents Non-GAAP Reconciliation Illustrated for Capital Offering + Securities Repositioning

Appendix Non-GAAP Reconciliations – Annual & YTD Source: S&P Capital IQ Pro and Company documents Non-GAAP Reconciliation

Appendix Non-GAAP Reconciliations – Tangible Book Value Ex. AOCI & Cumulative Dividends Source: S&P Capital IQ Pro and Company documents Non-GAAP Reconciliation

Appendix Asset-Liability Management Profile First Year Net Interest Income Second Year Net Interest Income Note: Data is as of June 30, 2026, and is not adjusted for the proposed balance sheet repositioning Source: Company documents Economic Value Sensitivity Profile

Appendix Historical Consolidated Financials: Balance Sheet Source: S&P Capital IQ Pro and Company documents

Appendix Historical Consolidated Financials: Income Statement Source: S&P Capital IQ Pro and Company documents

Appendix

Executive Leadership & Board Members

Seasoned Management Team



David W. Freeman
President, Chief Executive Officer & Director

Age: 70
Years in Banking: 50
QNBC Experience: 15



Jeffrey Lehocky
Executive VP & Chief Financial Officer

Age: 59
Years in Banking: 31
QNBC Experience: 3



Scott G. Orzehoski
Executive VP & Chief Lending Officer

Age: 60
Years in Banking: 40
QNBC Experience: 30



Christopher T. Cattie*
Executive VP & Chief Operating Officer

Age: 53
Years in Banking: 30
QNBC Experience: 10



Courtney L. Covelens
Executive VP, Chief Retail & Chief Business Banking Officer

Age: 44
Years in Banking: 25
QNBC Experience: 25



Christina S. McDonald
Executive VP, Chief Marketing & Chief Retail Lending Officer

Age: 60
Years in Banking: 39
QNBC Experience: 4

Experienced and Balanced Board

Board Member (Age)	First Year on Board	Term Expiring	Experience
Randy S. Bimes (64) *Chairman*	2024	2029	President, Quakertown Veterinary Clinic
Joseph W. Major (71) *Vice Chairman*	2026	2028	President & CEO, The Victory Bank
Autumn R. Bayles (55) *Director*	2012	2028	EVP, Global Supply Chain, Aramark
David W. Freeman (70) *Director*	2012	2028	President & CEO of QNBC
Gerald E. Gorski (66) *Director*	2024	2027	President, Gorski Engineering Inc.
Jennifer L. Mann (57) *Director*	2015	2027	Founder & President, JL Mann Consulting
Kenneth F. Brown Jr. (70) *Director*	1993	2029	President, McAdoo & Allen, Inc.
Kevin L. Johnson (67) *Director*	2026	2027	Founder, Traffic Planning and Design
Laurie A. Bergman (49) *Director*	2020	2029	CFO, Legacy Food Group
Ranajoy Ray-Chaudhuri (50) *Director*	2022	2028	Assoc. Professor of Econ., Muhlenberg
Randall E. Stauffer (37) *Director*	2026	2029	Co-Owner, Stauffer Manufacturing Co.
Scott R. Stevenson (65) *Director*	2015	2027	President. Reciprocal Risk Retention GRP

Aligned Shareholder Interests with 13.8% Insider Ownership

QNB

* On November 1, 2026, Christopher T. Cattie will become President of QNB Bank and a member of the QNB board of directors upon promotion to President
Source: S&P Capital IQ Pro & Company documents

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Thank you!